Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2006, with respect to the consolidated financial statements of Traffic.com, Inc. in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-139536) and related Prospectus of NAVTEQ Corporation for the registration of its shares of common stock.

/s/ Ernst & Young LLP

Philadelphia, PA

January 22, 2007